Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations to Notes to Consolidated Financial Statements, which begin on page F-1 of this report.

Thermo Electron Corporation and Fisher Scientific International Inc. completed a merger of the two companies on November 9, 2006 in a tax-free, stock-for-stock exchange. The Fisher businesses are a leading provider of products and services to the scientific research community and clinical laboratories. The Fisher businesses provide a suite of products and services to customers worldwide from biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies. Fisher had revenues of $5.4 billion in 2005. Fisher’s results are included in the accompanying financial statements from November 9, 2006. Following the merger, the company was renamed Thermo Fisher Scientific Inc. To assist in year over year comparisons, certain information in the following discussion of the company’s results of operations has been presented on a pro forma basis, as if the two companies had been combined from the beginning of 2006.

Overview of Results of Operations and Liquidity

The company develops, manufactures and sells a broad range of products that are sold worldwide. The company expands the product lines and services it offers by developing and commercializing its own core technologies and by making strategic acquisitions of complementary businesses. Following the merger with Fisher, the company’s continuing operations fall into two principal business segments: Analytical Technologies and Laboratory Products and Services. During the first quarters of 2009 and 2008, the company transferred management responsibility and related financial reporting and monitoring for several small product lines between segments. The company has historically moved a product line between segments when a shift in strategic focus of either the product line or a segment more closely aligns the product line with a segment different than that in which it had previously been reported. Segment information for all periods presented has been reclassified to reflect these transfers. Revenues in the fourth quarter are historically stronger than in other quarters due to capital spending patterns of industrial, pharmaceutical and government customers.

(Dollars in millions)	2008		2007

Revenues
Analytical Technologies	$4,468.6	42.6%	$4,179.1	42.9%
Laboratory Products and Services	6,455.2	61.5%	5,913.1	60.7%
Eliminations	(425.8)	(4.1)%	(345.8)	(3.6)%

	$10,498.0	100%	$9,746.4	100%

Sales in 2008 were $10.50 billion, an increase of $752 million from 2007. Aside from the effects of acquisitions and divestitures and currency translation (discussed in total and by segment below), revenues increased over 2007 revenues by $453 million due to higher revenues at existing businesses as a result of increased demand, discussed below, and, to a lesser extent, price increases.

The company’s strategy is to augment internal growth at existing businesses with complementary acquisitions such as those completed in the past two years. The principal acquisitions included La-Pha-Pack, a manufacturer and provider of chromatography consumables and related accessories in December 2007; Priority Solutions International, a third-party logistics provider to the pharmaceutical and healthcare industries in October 2007; NanoDrop Technologies, Inc., a supplier of micro UV-Vis spectrophotometry and fluorescence scientific instruments in October 2007 and Qualigens Fine Chemicals, an India-based chemical manufacturer and supplier in September 2007.

In 2008, operating income and operating income margin were $1.23 billion and 11.7%, respectively, compared with $974 million and 10.0%, respectively, in 2007. The increase in operating income was due to higher profitability at existing businesses resulting from incremental revenues including price increases, merger integration savings and productivity improvements including global sourcing and lower operating costs following restructuring actions. The increase also resulted from $48 million of lower cost of revenues charges, primarily merger-related, and from $7 million of lower restructuring and other costs in 2008, principally due to a curtailment gain in 2008 associated with a pension plan in the U.S. These increases were offset in part by a $32 million increase in amortization expense as a result of acquisition-related intangible assets from 2007 and 2008 acquisitions.

The company’s effective tax rate was 13.5% and 10.9% in 2008 and 2007, respectively. The tax provision in 2008 was favorably affected by $28 million or 2.5 percentage points resulting from the impact on deferred tax balances of a change in the apportionment of state tax rates and newly enacted reductions in tax rates in Switzerland. Aside from the impact of these items, the tax rate was unfavorably affected by an increase in income in higher tax jurisdictions. The tax provision in 2007 was favorably affected by $32 million or 3.7 percentage points resulting from enacted reductions in tax rates in the United Kingdom, Denmark, Canada and Germany on the company’s deferred tax balances.

Income from continuing operations increased to $975 million in 2008 from $767 million in 2007, primarily due to the items discussed above that increased operating income in 2008 offset in part by the higher tax rate in 2008.

During 2008, the company’s cash flow from operations totaled $1.42 billion, compared with $1.48 billion for 2007. The decrease resulted from higher payments for income taxes and an increased investment in working capital items offset in part by improved cash flow at existing businesses. Cash flow from operations in 2007 was net of $78 million in merger-related operating cash outflows, including severance and retirement benefits as well as transaction costs incurred by Fisher that were paid subsequent to 2006.

As of December 31, 2008, the company’s outstanding debt totaled $2.02 billion, of which approximately $0.9 billion is convertible debt, at conversion prices ranging from $23.73 to $40.20 per share. As of February 27, 2009, $295 million of the convertible debt was currently convertible. Although the company’s experience is that convertible debentures are not normally converted by investors until close to their maturity date, it is possible, particularly in the current uncertain financial climate, that debentures could be converted prior to their maturity date if, for example, a holder perceives the market for the debentures to be weaker than the market for the common stock. Upon an investor’s election to convert, the company is required to pay the original principal portion of these debentures in cash, and the balance of the conversion value in either cash or stock, at the company's election. Should holders elect to convert or exercise their put rights, the company intends to draw on its revolving credit facility to fund substantially all of these principal payments. The facility is an unsecured revolving credit agreement expiring in 2012 with available capacity of $950 million at December 31, 2008.

The company believes that its existing cash and short-term investments of $1.29 billion as of December 31, 2008, and the company’s future cash flow from operations together with available borrowing capacity under its revolving credit agreement, are sufficient to meet the cash requirements of its businesses for the foreseeable future, including at least the next 24 months.

Critical Accounting Policies and Estimates

The company’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent liabilities. On an on-going basis, management evaluates its estimates, including those related to equity investments, bad debts, sales returns, inventories, business combinations, intangible assets, warranty obligations, income taxes, pension costs, contingencies and litigation, stock-based compensation, restructuring and sale of businesses. Management believes the most complex and sensitive judgments, because of their significance to the consolidated financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. Management bases its estimates on historical experience, current market and economic conditions and other assumptions that management believes are reasonable. The results of these estimates form the basis for judgments about the carrying value of assets and liabilities where the values are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The company believes the following represent its critical accounting policies and estimates used in the preparation of its financial statements:

(a)	Accounts Receivable

The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. Such allowances totaled $43 million at December 31, 2008. The company estimates the amount of customer receivables that are uncollectible based on the age of the receivable, the creditworthiness of the customer and any other information that is relevant to the judgment. If the financial condition of the company’s customers were to deteriorate, reducing their ability to make payments, additional allowances would be required.

(b)	Inventories

The company writes down its inventories for estimated obsolescence for differences between the cost and estimated net realizable value taking into consideration usage in the preceding 12 months, expected demand and any other information that is relevant to the judgment. If ultimate usage or demand varies significantly from expected usage or demand, additional writedowns may be required.

(c)	Intangible Assets and Goodwill

The company uses assumptions and estimates in determining the fair value of assets acquired and liabilities assumed in a business combination. A significant portion of the purchase price in many of the company’s acquisitions is assigned to intangible assets that require the use of significant judgment in determining (i) fair value; and (ii) whether such intangibles are amortizable or non-amortizable and, if the former, the period and the method by which the intangible asset will be amortized. The company estimates the fair value of acquisition-related intangible assets principally based on projections of cash flows that will arise from identifiable intangible assets of acquired businesses. The projected cash flows are discounted to determine the present value of the assets at the dates of acquisition. Amortizable intangible assets totaled $5.10 billion at December 31, 2008. The company reviews other intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Actual cash flows arising from a particular intangible asset could vary from projected cash flows which could imply different carrying values from those established at the dates of acquisition and which could result in impairment of such asset.

The company evaluates goodwill and indefinite-lived intangible assets for impairment annually and when events occur or circumstances change that may reduce the fair value of the asset below its carrying amount. Events or circumstances that might require an interim evaluation include unexpected adverse business conditions, economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts. Goodwill and indefinite-lived intangible assets totaled $8.68 billion and $1.33 billion, respectively, at December 31, 2008. Estimates of future cash flows require assumptions related to revenue and operating income growth, asset-related expenditures, working capital levels and other factors. Different assumptions from those made in the company’s analysis could materially affect projected cash flows and the company’s evaluation of goodwill and indefinite-lived intangible assets for impairment.

The company’s market capitalization decreased from September 2008 to approximately book value in the three business days before and after year-end. Management believes that the decrease occurred primarily due to economic uncertainty affecting the broader financial markets and concern about companies’ ability to reach their financial goals. The company’s businesses, however, were not materially adversely affected by the significant global downturn during 2008. Projections of profitability for 2009 and thereafter and indicated fair values based on peer revenues and earnings trading multiples were sufficient to conclude that no impairment of goodwill or indefinite-lived intangible assets existed at December 31, 2008. There can be no assurance, however, that further deterioration of the financial markets will not materially adversely affect peer trading multiples and the company’s businesses such that they do not achieve their forecasted profitability and these assets become impaired. Should the fair value of the company’s goodwill or indefinite-lived intangible assets decline because of reduced operating performance, market declines, or other indicators of impairment, or as a result of changes in the discount rate, charges for impairment may be necessary.

(d)	Other Long-Lived Assets

The company reviews other long-lived assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Other long-lived assets totaled $1.64 billion at December 31, 2008, including $1.28 billion of fixed assets. In testing a long-lived asset for impairment, assumptions are made concerning projected cash flows associated with the asset. Estimates of future cash flows require assumptions related to revenue and operating income growth and asset-related expenditures associated with the asset being reviewed for impairment. Should future cash flows decline significantly from estimated amounts, charges for impairment of other long-lived assets may be necessary.

(e)	Revenues

In instances where the company sells equipment with a related installation obligation, the company generally recognizes revenue related to the equipment when title passes. The company recognizes revenue related to the installation when it performs the installation. The allocation of revenue between the equipment and the installation is based on relative fair value at the time of sale. Should the fair value of either the equipment or the installation change, the company’s revenue recognition would be affected. If fair value is not available for any undelivered element, revenue for all elements is deferred until delivery is completed.

In instances where the company sells equipment with customer-specified acceptance criteria, the company must assess whether it can demonstrate adherence to the acceptance criteria prior to the customer’s acceptance testing to determine the timing of revenue recognition. If the nature of customer-specified acceptance criteria were to change or grow in complexity such that the company could not demonstrate adherence, the company would be required to defer additional revenues upon shipment of its products until completion of customer acceptance testing.

The company’s software license agreements generally include multiple products and services, or “elements.” The company recognizes software license revenue based on the residual method after all elements have either been delivered or vendor specific objective evidence (VSOE) of fair value exists for any undelivered elements. In the event VSOE is not available for any undelivered element, revenue for all elements is deferred until delivery is completed. Revenues from software maintenance and support contracts are recognized on a straight-line basis over the term of the contract. VSOE of fair value of software maintenance and support is determined based on the price charged for the maintenance and support when sold separately. Revenues from training and consulting services are recognized as services are performed, based on VSOE, which is determined by reference to the price customers pay when the services are sold separately.

The company records reductions to revenue for estimated product returns by customers. Should a greater or lesser number of products be returned, additional adjustments to revenue may be required.

(f)	Warranty Obligations

At the time the company recognizes revenue, it provides for the estimated cost of product warranties based primarily on historical experience and knowledge of any specific warranty problems that indicate projected warranty costs may vary from historical patterns. The liability for warranty obligations of the company’s continuing operations totaled $44 million at December 31, 2008. Should product failure rates or the actual cost of correcting product failures vary from estimates, revisions to the estimated warranty liability would be necessary.

(g)	Income Taxes

In the ordinary course of business there is inherent uncertainty in quantifying the company’s income tax positions. The company assesses income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the company has recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest expense has also been recognized.

The company operates in numerous countries under many legal forms and, as a result, is subject to the jurisdiction of numerous domestic and non-U.S. tax authorities, as well as to tax agreements and treaties among these governments. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, currency exchange restrictions or the company’s level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of current and deferred tax balances and hence the company’s net income.

The company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction, and provides a valuation allowance for tax assets and loss carryforwards that it believes will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carryforward will be used, the company reverses the related valuation allowance. Following the adoption of SFAS No. 141(R) in 2009, any such reversals will be recorded as a reduction of the company’s tax provision. The company’s tax valuation allowance totaled $161 million at December 31, 2008. Should the company’s actual future taxable income by tax jurisdiction vary from estimates, additional allowances or reversals thereof may be necessary.

The company provides a liability for future income tax payments in the worldwide tax jurisdictions in which it operates. Accrued income taxes totaled $33 million at December 31, 2008. Should tax return positions that the company expects are sustainable not be sustained upon audit, the company could be required to record an incremental tax provision for such taxes. Should previously unrecognized tax benefits ultimately be sustained, a reduction in the company’s tax provision would result.

(h)	Contingencies and Litigation

The company records accruals for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and or external legal counsel and actuarial estimates. Reserves of Fisher as of the merger date, including environmental reserves, were initially recorded at their fair value and as such were discounted to their net present value. Additionally, the company records receivables from third-party insurers when recovery has been determined to be probable.

(i)	Pension and Other Retiree Benefits

Several of the company’s U.S. and non-U.S. subsidiaries sponsor defined benefit pension and other retiree benefit plans. The cost and obligations of these arrangements are calculated using many assumptions to estimate the benefits that the employee earns while working, the amount of which cannot be completely determined until the benefit payments cease. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets and rate of increase in employee compensation levels. Assumptions are determined based on company data and appropriate market indicators in consultation with third-party actuaries, and are evaluated each year as of the plans’ measurement date. Net periodic pension costs for the company’s pension and other postretirement benefit plans totaled income of $7 million in 2008, including $19 million of income from curtailment of pension plans. The company’s unfunded benefit obligation totaled $303 million at year-end 2008 compared with $170 million at year-end 2007. Should any of these assumptions change, they would have an effect on net periodic pension costs and the unfunded benefit obligation. For example, a 10% decrease in the discount rate would result in an annual increase in pension and other postretirement benefit expense of approximately $2 million and an increase in the benefit obligation of approximately $82 million.

The decrease in the funded status in 2008 resulted primarily from a downturn that affected financial markets. The company expects to contribute $20 to $30 million to its defined benefit pension plans in 2009.

(j)	Stock-based Compensation

The fair value of each stock option granted by the company is estimated using the Black-Scholes option pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Management estimates expected volatility based on the historical volatility of the company’s stock. The expected lives of grants through 2007 were estimated using the simplified method for “plain vanilla” options as permitted by SAB 107. Thereafter, historical data on exercise patterns became the basis for determining the expected life of an option. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the expected life assumed at the date of grant. Changes in these input variables would affect the amount of expense associated with stock-based compensation. The compensation expense recognized for all stock-based awards is net of estimated forfeitures. The company estimates forfeiture rates based on historical analysis of option forfeitures. If actual forfeitures should vary from estimated forfeitures, adjustments to compensation expense may be required.

(k)	Restructuring Costs

The company records restructuring charges for the cost of vacating facilities based on future lease obligations and expected sub-rental income. The company’s accrued restructuring costs for abandoned facilities in continuing operations totaled $6 million at December 31, 2008. Should actual cash flows associated with sub-rental income from vacated facilities vary from estimated amounts, adjustments may be required.

(l)	Assets Held for Sale

The company estimates the expected proceeds from any assets held for sale and, when necessary, records losses to reduce the carrying value of these assets to estimated realizable value. Should the actual or estimated proceeds, which would include post-closing purchase price adjustments, vary from current estimates, results could differ from expected amounts.

Results of Operations

2008 Compared With 2007

Continuing Operations

Sales in 2008 were $10.50 billion, an increase of $752 million from 2007. The favorable effects of currency translation resulted in an increase in revenues of $113 million in 2008. Sales increased $186 million due to acquisitions, net of divestitures. Aside from the effect of currency translation and acquisitions, net of divestitures, revenues increased $453 million primarily due to increased demand and, to a lesser extent, price increases, as described by segment below. Growth was very strong in Asia, moderate in North America and modest in Europe although in the fourth quarter of 2008, growth slowed in Asia and improved in Europe. Although the company did not experience a material adverse impact on its revenues or profitability in 2008 as a result of the current business environment, no assurances can be given that these poor economic conditions will not continue in 2009 or beyond, and cause certain customers to delay or cancel orders for the company’s products or services.

In the latter part of 2008, the U.S. dollar strengthened against other major currencies in which the company sells product and services. Strengthening of the dollar had a negative effect on the amount of revenues the company reported in U.S. dollars of approximately 4% in the fourth quarter of 2008. Were the currency exchange rates in effect in early 2009, to remain during 2009, translation would negatively affect revenues in 2009 by approximately 4%. The lower revenues would unfavorably affect earnings per share by approximately $.15.

In 2008, operating income and operating income margin were $1.23 billion and 11.7%, respectively, compared with $974 million and 10.0%, respectively, in 2007. The increase in operating income was due to higher profitability at existing businesses resulting from incremental revenues including price increases, merger integration savings and productivity improvements including global sourcing and lower operating costs following restructuring actions. The increase also resulted from $48 million of lower cost of revenues charges, primarily merger-related, and from $7 million of lower restructuring and other costs in 2008, principally due to a curtailment gain in 2008 associated with a pension plan in the U.S. These increases were offset in part by a $32 million increase in amortization expense as a result of acquisition-related intangible assets from 2007 and 2008 acquisitions.

Restructuring and other costs were recorded during 2008 and 2007. In 2008, the company recorded restructuring and other costs, net, of $37 million, including $2 million of charges to cost of revenues related to the sale of inventories revalued at the date of acquisition and accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. The company incurred $38 million of cash costs primarily for severance to reduce headcount at several businesses in response to economic uncertainty and a decline in financial markets and for abandoned facility expenses at businesses that have been or are being consolidated. The company also recorded a $7 million charge for the impairment of acquisition-related intangible assets associated with a small business unit acquired as part of Fisher, a $5 million loss from a litigation-related matter assumed as part of the merger with Fisher, a $3 million net loss on the sale of businesses and a $3 million charge for in-process research and development at an acquired business. These charges were offset by a $19 million gain on the curtailment of part of a pension plan in the U.S. (Note 14). In 2007, the company recorded restructuring and other costs, net, of $91 million, including $49 million of charges to cost of revenues, substantially all related to the sale of inventories revalued at the date of acquisition (principally Fisher). The company incurred $40 million of cash costs, primarily for severance, abandoned facilities and relocation expenses at businesses that have been consolidated. The company also recorded $2 million of loss on sale of a small business unit. As of February 27, 2009, the company has identified actions totaling approximately $7 million that will be undertaken in 2009 and expects to identify additional actions during 2009. The restructuring actions initiated in 2008 resulted in annual cost savings beginning in the second half of 2008 and early 2009 of approximately $34 million, including $26 million in the Analytical Technologies segment and $8 million in the Laboratory Products and Services segment.

Segment Results

(Dollars in millions)	2008	2007	Change

Revenues
Analytical Technologies	$4,468.6	$4,179.1	7%
Laboratory Products and Services	6,455.2	5,913.1	9%
Eliminations	(425.8)	(345.8)	23%

Consolidated Revenues	$10,498.0	$9,746.4	8%

Operating Income
Analytical Technologies	$955.3	$823.6	16%
Laboratory Products and Services	913.8	813.3	12%

Subtotal Reportable Segments	1,869.1	1,636.9	14%

Cost of Revenues Charges	(1.5)	(49.2)
Restructuring and Other Costs, Net	(35.4)	(42.2)
Amortization of Acquisition-related Intangible Assets	(602.8)	(571.1)

Consolidated Operating Income	$1,229.4	$974.4	26%

The company’s management evaluates segment operating performance using operating income before certain charges to cost of revenues, principally associated with acquisition accounting; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; amortization of acquisition-related intangible assets; and charges for the acceleration of stock-based compensation following the merger with Fisher. The company uses this measure because it helps management understand and evaluate the segments’ core operating results and facilitates comparison of performance for determining compensation (Note 3).

Income from the company’s reportable segments increased 14% to $1.87 billion in 2008 due primarily to higher profitability at existing businesses, resulting from incremental revenues including price increases and productivity improvements including global sourcing and lower operating costs following restructuring actions. This improvement was offset in part by higher commodity prices.

   Analytical Technologies

(Dollars in millions)	2008	2007	Change

Revenues	$4,468.6	$4,179.1	7%

Operating Income Margin	21.4%	19.7%	1.7 pts.

Sales in the Analytical Technologies segment increased $290 million to $4.47 billion in 2008. The favorable effects of currency translation resulted in an increase of $74 million in 2008. Sales increased $42 million due to acquisitions, net of divestitures. In addition to the changes in revenue resulting from currency translation and acquisitions, net of divestitures, revenues increased $174 million primarily due to higher demand and, to a lesser extent, increased prices. The higher demand was due, in part, to the introduction of new products. Growth was particularly strong in sales of scientific instruments and specialty diagnostics. Sales growth slowed in the latter part of 2008 due to lower fourth quarter sales of environmental monitoring equipment and process instruments which were unfavorably affected by a downturn in industrial markets.

Operating income margin was 21.4% in 2008 and 19.7% in 2007. The increase resulted from profit on incremental revenues and, to a lesser extent, price increases and productivity improvements, including global sourcing and lower operating costs following restructuring actions.

   Laboratory Products and Services

(Dollars in millions)	2008	2007	Change

Revenues	$6,455.2	$5,913.1	9%

Operating Income Margin	14.2%	13.8%	0.4 pts.

Sales in the Laboratory Products and Services segment increased $542 million to $6.46 billion in 2008. The favorable effects of currency translation resulted in an increase of $39 million in 2008. Sales increased $163 million due to acquisitions, net of divestitures. In addition to the changes in revenue resulting from currency translation and acquisitions, net of divestitures, revenues increased $340 million primarily due to higher demand and, to a lesser extent, increased prices. Sales made through the segment’s research market and healthcare market channels and revenues from the company’s biopharma services were particularly strong. These increases in revenue were offset in part by lower sales in early 2008 made through the segment’s safety market channel. The safety market channel sales are in part dependent on expenditures for homeland security that vary based on government spending priorities.

In July 2008, the company and a supplier of its healthcare market channel extended an existing agreement for two years through 2010. Under the revised agreement, the company expects its sales volume in 2009 of products purchased from the supplier to decrease by approximately $60 million from 2008.

Operating income margin increased to 14.2% in 2008 from 13.8% in 2007, primarily due to profit on incremental revenue and, to a lesser extent, price increases and productivity improvements, including global sourcing and lower operating costs following restructuring actions, offset in part by the impact of inflation on commodities such as raw resin, steel and plastics as well as higher fuel and freight costs.

Other Expense, Net

The company reported other expense, net, of $101 million and $114 million in 2008 and 2007, respectively (Note 4). Other expense, net, includes interest income, interest expense, gain on investments, net, equity in earnings of unconsolidated subsidiaries and other items, net. The decrease was primarily due to $9 million of lower interest expense as a result of reduced market rates on variable rate debt and redemption of $129 million of long-term debt due in October 2008.

Provision for Income Taxes

The company’s effective tax rate was 13.5% and 10.9% in 2008 and 2007, respectively. The tax provision in 2008 was favorably affected by $28 million or 2.5 percentage points resulting from the impact on deferred tax balances of a change in the apportionment of state tax rates and newly enacted reductions in tax rates in Switzerland. Aside from the impact of these items, the tax rate was unfavorably affected by an increase in income in higher tax jurisdictions. The tax provision in 2007 was favorably affected by $32 million or 3.7 percentage points resulting from enacted reductions in tax rates in the United Kingdom, Denmark, Canada and Germany on the company’s deferred tax balances.

Contingent Liabilities

At year-end 2008, the company was contingently liable with respect to certain legal proceedings and related matters. See “Litigation and Related Contingencies” in Note 10. An unfavorable outcome in one or more of the matters described therein could materially affect the company’s financial position as well as its results of operations and cash flows.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement applies to other accounting pronouncements that require or permit fair value measurements. This statement does not require any new fair value measurements. SFAS No. 157 was effective for the company’s monetary assets and liabilities in the first quarter of 2008 and for non-financial assets and liabilities beginning January 1, 2009 (Note 12). The company does not believe the impact of adopting the fair value guidance outlined in SFAS No. 157 to its non-financial assets and liabilities will have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to measure eligible financial assets, financial liabilities and certain other assets and liabilities at fair value on an instrument-by-instrument basis. The company adopted SFAS No. 159 beginning January 1, 2008. Adoption of the standard did not result in any change in the valuation of the company’s assets and liabilities.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” SFAS No. 141R does the following: requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose certain information to enable users to understand the nature and financial effect of the business combination. The statement requires that cash outflows such as transaction costs and post-acquisition restructuring be charged to expense instead of capitalized as a cost of the acquisition. Contingent purchase price will be recorded at its initial fair value and then re-measured as time passes through adjustments to net income. SFAS No. 141R is effective for the company, on a prospective basis, beginning January 1, 2009. The company expects no material effect at the adoption date; however, upon adoption, this statement may materially affect the accounting for any future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 will change the accounting for minority interests, which will be reclassified as noncontrolling interests and classified as a component of equity. SFAS No. 160 is effective for the company beginning January 1, 2009. The company does not expect a material effect from adoption of this standard.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires disclosures of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the company beginning January 1, 2009. The company does not expect a material effect from adoption of this standard.

In May 2008, the FASB issued FSP APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB No. 14-1 requires the issuers of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components in a manner that reflects the issuer's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP ABP No. 14-1 is effective for the company beginning January 1, 2009. The rule required adjustment of prior periods to conform to current accounting. The company’s cash payments for interest have not been affected, but the adoption of FSP APB No. 14-1 has increased the company’s reported interest expense for all periods presented in a manner that reflects interest rates of similar non-convertible debt.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF 03-6-1 clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities. FSP EITF 03-6-1 was effective for the company beginning January 1, 2009. The rule required adjustment of prior periods to conform to current accounting. Adoption had a nominal effect on the numerator and, for diluted presentation, the denominator in the calculation of earnings per share for all periods presented.

In December 2008, the FASB issued FSP No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” FSP No. 132(R)-1 requires additional disclosures about an employer’s plan assets of defined benefit pension or other postretirement plans. This rule expands current disclosures of defined benefit pension and postretirement plan assets to include information regarding the fair value measurements of plan assets similar to the company’s current SFAS No. 157 disclosures. FSP No. 132(R)-1 is effective for the company beginning in January 2009.

Discontinued Operations

During 2008, the company recorded additional proceeds and the reversal of a reserve on a note receivable related to a business divested in 2003, resulting in an after-tax gain of $6 million. The note was collected in July 2008.

In 2007, the company recorded a non-cash impairment charge of $29 million on a business held for sale and subsequently sold. The loss primarily represented the carrying value of the business in excess of the estimated disposal value. Aside from the impairment loss, the company had after-tax gains of $10 million in 2007 from discontinued operations, primarily from the receipt of additional proceeds from the sale of a business in 2000 and a revision to the company’s estimate of loss from litigation related to a divested business.

2007 Compared With 2006

Continuing Operations

Sales in 2007 were $9.75 billion, an increase of $5.95 billion from 2006. Sales increased principally due to the merger with Fisher as well as other acquisitions and, to a lesser extent, increased demand and the favorable effect of currency translation. If the merger with Fisher had occurred on January 1, 2006, revenues would have increased $876 million (10%) over pro forma 2006 revenues, including increases of a) $128 million due to acquisitions made by the combined companies, net of divestitures, b) $241 million due to the favorable effect of currency translation and c) $507 million due to higher revenues at existing businesses as a result of increased demand and, to a lesser extent, price increases. Growth was particularly strong in Asia and, to a lesser extent, North America and more moderate in Europe.

In 2007, operating income and operating income margin were $974 million and 10.0%, respectively, compared with $242 million and 6.4%, respectively, in 2006. The increase in operating income was due to the inclusion of the Fisher businesses for a full year in 2007, $125 million of pre-tax charges associated with the Fisher merger incurred in 2006 and, to a lesser extent, higher profitability at existing businesses resulting from incremental revenues, price increases and productivity improvements. These increases were offset in part by $400 million of higher amortization expense as a result of acquisition-related intangible assets from the Fisher merger and other acquisitions.

Restructuring and other costs were recorded during 2007 and 2006. Restructuring costs in 2007 primarily included merger-related exit costs at existing businesses. The cost of actions at Fisher businesses was charged to the cost of the acquisition, while the cost of actions at existing businesses being integrated with Fisher was charged to restructuring expense. In 2007, the company recorded restructuring and other costs, net, of $91 million, including $49 million of charges to cost of revenues, substantially all related to the sale of inventories revalued at the date of acquisition (principally Fisher). The company incurred $40 million of cash costs, primarily for severance, abandoned facilities and relocation expenses at businesses that have been consolidated. The company also recorded $2 million of loss on sale of a small business unit. The restructuring actions initiated in 2007 resulted in annual cost savings of approximately $11 million, primarily in the Analytical Technologies segment. In 2006, the company recorded restructuring and other costs, net, of $123 million, including $78 million of charges to cost of revenues, primarily for the sale of inventories revalued at the date of acquisition (principally Fisher) and $30 million of cash costs, primarily for severance, abandoned facilities and relocation expenses at businesses that have been consolidated. In addition, the company recorded a charge of $15 million for in-process research and development at Fisher on the merger date. The company substantially finalized its plan for restructuring actions at Fisher or within existing businesses with which Fisher was being integrated by the end of 2007. Such actions included rationalization of product lines, consolidation of facilities and reductions in staffing levels. The restructuring actions initiated in 2006 resulted in annual cost savings of approximately $11 million, including $6 million in the Analytical Technologies segment and $5 million in the Laboratory Products and Services segment.

Segment Results

(Dollars in millions)	2007	2006	Change

Revenues
Analytical Technologies	$4,179.1	$2,367.7	77%
Laboratory Products and Services	5,913.1	1,464.1	304%
Eliminations	(345.8)	(40.2)	760%

Consolidated Revenues	$9,746.4	$3,791.6	157%

Operating Income
Analytical Technologies	$823.6	$370.3	122%
Laboratory Products and Services	813.3	202.6	301%

Subtotal Reportable Segments	1,636.9	572.9	186%

Cost of Revenues Charges	(49.2)	(77.7)
Restructuring and Other Costs, Net	(42.2)	(45.7)
Amortization of Acquisition-related Intangible Assets	(571.1)	(170.8)
Stock-based Compensation Acceleration Charge	—	(36.7)

Consolidated Operating Income	$974.4	$242.0	303%

   Analytical Technologies

(Dollars in millions)	2007	2006	Change

Revenues	$4,179.1	$2,367.7	77%

Operating Income Margin	19.7%	15.6%	4.1 pts.

Sales in the Analytical Technologies segment increased $1.81 billion to $4.18 billion in 2007 primarily due to the merger with Fisher and other acquisitions and, to a lesser extent, increased revenues at existing businesses and favorable currency translation. Had the Fisher merger occurred on January 1, 2006, revenues would have increased $507 million (14%) over pro forma 2006 revenues, including increases of a) $103 million due to acquisitions made by the combined companies, net of divestitures, b) $133 million due to the favorable effect of currency translation and c) $271 million due to increased revenue at existing businesses as a result of increased demand and, to a lesser extent, higher prices. The increase in demand was from life science and industrial customers due in part to strong market response to new products. Growth was particularly strong in sales of scientific instruments as well as environmental monitoring equipment and, to a lesser extent, process instruments and specialty diagnostic tools.

Operating income margin was 19.7% in 2007 and 15.6% in 2006. The increase resulted from profit on incremental revenues and, to a lesser extent, price increases and productivity improvements, including cost-reduction measures following restructuring actions. Had the merger with Fisher occurred on January 1, 2006, operating income margin would have been 17.1% in 2006.

   Laboratory Products and Services

(Dollars in millions)	2007	2006	Change

Revenues	$5,913.1	$1,464.1	304%

Operating Income Margin	13.8%	13.8%	—

Sales in the Laboratory Products and Services segment increased $4.45 billion to $5.91 billion in 2007, primarily due to the merger with Fisher and other acquisitions. Had the Fisher merger occurred on January 1, 2006, revenues would have increased $407 million (7%) over pro forma 2006 revenues, including increases of a) $30 million due to acquisitions made by the combined companies, net of divestitures, b) $109 million due to the favorable effect of currency translation and c) $268 million due to increased revenue at existing businesses as a result of increased demand and, to a lesser extent, higher prices. Sales made through the segment’s research market channel, which includes the Fisher catalog, and revenues from the company’s biopharma outsourcing offerings were strong.

Operating income margin remained flat at 13.8% in 2007 as compared to 2006, primarily due to the inclusion of Fisher revenues, which have a slightly lower operating margin than the company’s legacy laboratory equipment business offset by price increases and productivity improvements, including restructuring actions. Had the merger with Fisher occurred on January 1, 2006, operating income margin would have been 12.3% in 2006.

Other Expense, Net

The company reported other expense, net, of $114 million and $36 million in 2007 and 2006, respectively. Interest income increased to $47 million in 2007 from $16 million in the same period of 2006, primarily due to higher invested cash balances from operating cash flow and, to a lesser extent, increased market interest rates. Interest expense increased to $161 million in 2007 from $56 million in 2006, primarily as a result of debt assumed in the merger with Fisher.

Provision for Income Taxes

The company’s effective tax rate was 10.9% and 20.2% in 2007 and 2006, respectively. The tax provision in 2007 was favorably affected by a one-time benefit of $32 million, or 3.7 percentage points, discussed below. In addition to the impact of this item, the decrease in the effective tax rate in 2007 compared with 2006 was primarily due to geographic changes in profits, in particular lower income in the United States due to charges and amortization associated with the Fisher merger, together with the impact of an increased U.S. tax credit for foreign taxes, an enhanced tax credit for qualifying U.S. research costs, growth in lower tax regions such as Asia and, to a lesser extent, a tax gain in excess of the related book gain on the sale of a product line in 2006.

In 2007, the United Kingdom enacted new tax legislation that became effective on April 1, 2008, lowering its corporate tax rate. Denmark, Canada and Germany also enacted new tax legislation, with various effective dates, that reduced the corporate tax rate. As a result of these changes in tax rates, the deferred tax balances of all the company’s entities in these countries were adjusted to reflect the new tax rates in 2007.

Discontinued Operations

Subsequent to the 2006 acquisition of GV Instruments Limited (GVI), the UK Competition Commission initiated an investigation of the transaction and concluded that the acquisition would lead to a substantial lessening of competition in the UK in certain markets. The Competition Commission further concluded that a divestiture remedy was appropriate and required the company to divest of either GVI as a whole, or its principal product lines to purchasers approved by the Competition Commission. As a result of this divestiture requirement, the company recorded after-tax impairment charges in 2007 totaling $29 million. The loss primarily represents non-cash charges to reduce the carrying value of the business to estimated disposal value. Due to the immateriality of the operating results of this business relative to consolidated results, the company has not reclassified the historical results and accounts of this business to discontinued operations. In February 2008, the company completed the sale.

Aside from the impairment loss related to the divestiture of GVI, the company had after-tax gains of $10 million in 2007 from discontinued operations, primarily from the receipt of additional proceeds from the sale of a business in 2000 and a revision to the company’s estimate of loss from litigation related to a divested business.

The company had after-tax gains of $2 million in 2006 from the disposal of discontinued operations. The gains represent additional proceeds from the sale of several businesses prior to 2004, net of a charge for the settlement of an indemnification claim that arose from a divested business.

Liquidity and Capital Resources

Consolidated working capital was $2.81 billion at December 31, 2008, compared with $1.76 billion at December 31, 2007. The increase was primarily due to increases in cash and, to a lesser extent, a decrease in current liabilities including accounts payable and accrued expenses and current maturities of long-term debt. Included in working capital were cash, cash equivalents and short-term available-for-sale investments of $1.29 billion at December 31, 2008, compared with $639 million at December 31, 2007.

2008

Cash provided by operating activities was $1.42 billion during 2008. A decrease in accounts payable used $124 million of cash due to the timing of payments at year-end. Increases in accounts receivable and inventories used cash of $51 million and $50 million, respectively, representing working capital increases associated with the growth in revenues. Cash payments for income taxes, net of refunds, totaled $292 million in 2008 compared with $125 million in 2007, primarily as a result of no longer having tax loss carryforwards in the U.S. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $36 million during 2008.

During 2008, the company’s primary investing activities included acquisitions and the purchase of property, plant and equipment. The company expended $201 million for acquisitions and $264 million for purchases of property, plant and equipment.

The company’s financing activities used $228 million of cash during 2008, principally for the repurchase of $187 million of the company’s common stock and repayment of $151 million of debt, offset in part by proceeds of stock option exercises. The company had proceeds of $85 million from the exercise of employee stock options and $25 million of tax benefits from the exercise of stock options. On September 11, 2008, the Board of Directors authorized the repurchase of up to $500 million of the company’s common stock through September 10, 2009. At December 31, 2008, $415 million was available for future repurchases of the company’s common stock under this authorization.

The company has no material commitments for purchases of property, plant and equipment and expects that for all of 2009, such expenditures will approximate $230 - $250 million.

As of December 31, 2008, the company’s outstanding debt totaled $2.02 billion, of which approximately $0.9 billion is convertible debt, at conversion prices ranging from $23.73 to $40.20 per share. As of February 27, 2009, $295 million of the convertible debt was currently convertible. Although the company’s experience is that convertible debentures are not normally converted by investors until close to their maturity date, it is possible, particularly in the current uncertain financial climate, that debentures could be converted prior to their maturity date if, for example, a holder perceives the market for the debentures to be weaker than the market for the common stock. Upon an investor’s election to convert, the company is required to pay the original principal portion of these debentures in cash, and the balance of the conversion value in either cash or stock, at the company's election. Should holders elect to convert, the company intends to draw on its revolving credit facility to fund substantially all of these principal payments. The facility is an unsecured revolving credit agreement expiring in 2012 with available capacity of $950 million at December 31, 2008.

The company believes that its existing cash and short-term investments of $1.29 billion as of December 31, 2008, and the company’s future cash flow from operations together with available borrowing capacity under its revolving credit agreement, are sufficient to meet the cash requirements of its businesses for the foreseeable future, including at least the next 24 months.

2007

Cash provided by operating activities was $1.48 billion during 2007. Cash payments for income taxes, net of refunds, totaled $125 million in 2007. The company did not make significant U.S. estimated tax payments in 2007, primarily due to tax deductions for merger-related stock-based compensation and net operating loss carryforwards. The company made $78 million of merger related payments in 2007, which reduced operating cash. Payments for restructuring actions of the company’s continuing operations, principally severance, lease costs and other expenses of real estate consolidation, used cash of $40 million during 2007.

During 2007, the primary investing activities of the company’s continuing operations were acquisitions and the purchase of property, plant and equipment. The company expended $497 million on acquisitions and $176 million for purchases of property, plant and equipment. The company collected a note receivable from Newport Corporation totaling $48 million and had proceeds from the sale of property, plant and equipment of $19 million, principally real estate. The company’s discontinued operations provided cash of $31 million from investing activities, principally the sale of Genevac Limited.

The company’s financing activities used $929 million of cash during 2007, principally for the repayment of $464 million of short-term debt and the repurchase of $898 million of the company’s common stock, offset in part by proceeds of stock option exercises. The company had proceeds of $345 million from the exercise of employee stock options and $97 million of tax benefits from the exercise of stock options.

2006

Cash provided by operating activities was $406 million during 2006, including $407 million provided by continuing operations. A reduction in current liabilities used cash of $80 million, primarily as a result of merger-related payments made following completion of the transaction totaling $157 million, including executive severance and retirement benefits, and transaction costs incurred by Fisher, offset in part by an increase in other accrued expenses. Cash of $32 million was provided by collections on accounts receivable. Payments for restructuring actions of the company’s continuing operations, principally severance, lease costs and other expenses of real estate consolidation, used cash of $30 million during 2006.

During 2006, the primary investing activities of the company’s continuing operations, excluding available-for-sale investment activities, included acquisitions, the purchase of property, plant and equipment and the sale of product lines. Cash acquired in the merger with Fisher totaled $360 million, net of transaction costs. The company expended $132 million on acquisitions and $77 million for purchases of property, plant and equipment. The company partially liquidated assets totaling $40 million in a Fisher retirement trust to fund payments that were due to former Fisher executives following the merger. The company had proceeds from the sale of product lines of $9 million. Investing activities of the company’s discontinued operations provided $5 million of cash during 2006, primarily additional proceeds from a business divested prior to 2004.

The company’s financing activities used $260 million of cash during 2006, principally for the repurchase of $300 million of the company’s common stock and the repayment of $335 million of debt, offset in part by short-term borrowing and proceeds of stock option exercises. The company increased short-term borrowings by $177 million in 2006. The company had proceeds of $180 million from the exercise of employee stock options and $17 million of tax benefits from the exercise of stock options.

Off-Balance Sheet Arrangements

The company did not use special purpose entities or other off-balance-sheet financing arrangements in 2006 - 2008 except for letters of credit, bank guarantees, surety bonds and other guarantees disclosed in the table below. Of the amounts disclosed in the table below for letters of credit, bank guarantees, surety bonds and other guarantees, $3 million relates to guarantees of the performance of third parties, principally in connection with businesses that were sold. The balance relates to guarantees of the company’s own performance, primarily in the ordinary course of business.

Contractual Obligations and Other Commercial Commitments

The table below summarizes, by period due or expiration of commitment, the company’s contractual obligations and other commercial commitments as of December 31, 2008.

	Payments Due by Period or Expiration of Commitment
(In millions)	2009	2010 and 2011	2012 and 2013	2014 and Thereafter	Total

Contractual Obligations and Other Commercial Commitments
Debt principal, including short term debt (a)	$13.4	$2.7	$1.0	$2,035.5	$2,052.6
Interest (b)	84.8	169.8	168.9	309.2	732.7
Capital lease obligations	1.4	2.5	1.8	—	5.7
Operating lease obligations	92.1	126.0	68.5	69.7	356.3
Unconditional purchase obligations (c)	122.3	36.5	3.7	—	162.5
Letters of credit and bank guarantees	80.4	7.1	1.1	12.9	101.5
Surety bonds and other guarantees	31.2	3.7	—	—	34.9
Pension obligations on balance sheet	42.7	88.6	103.1	69.8	304.2
Asset retirement obligations	5.6	2.5	4.3	11.5	23.9
Other (d)	10.5	—	—	—	10.5

	$484.4	$439.4	$352.4	$2,508.6	$3,784.8

(a)	Amounts represent the expected cash payments for debt and do not include any deferred issuance costs.
(b)	For the purpose of this calculation, amounts assume interest rates on floating rate obligations remain unchanged from levels at December 31, 2008, throughout the life of the obligation.
(c)
Unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty.

(d)	Obligation represents funding commitments pursuant to investments held by the company.

Reserves for unrecognized tax benefits of $70 million have not been included in the above table due to the inability to predict the timing of tax audit resolutions.

The company has no material commitments for purchases of property, plant and equipment but expects that for 2009, such expenditures for its existing business will approximate $230 - $250 million.

In disposing of assets or businesses, the company often provides representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste facilities, and unidentified tax liabilities and legal fees related to periods prior to the disposition. The company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the company has no reason to believe that these uncertainties would have a material adverse effect on its financial position, annual results of operations or cash flows.

            The company has recorded liabilities for known indemnifications included as part of environmental liabilities. See Item 1. Business – Environmental Matters for a discussion of these liabilities.